As filed with the Securities and Exchange Commission on July 30, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive offices, including zip code)

ALCOA SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR SUBSIDIARY AND AFFILIATE EMPLOYEES

(Full Titles of Plans)

Nicholas J. DeRoma

Executive Vice President – Chief Legal and Compliance Officer

390 Park Avenue

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Alcoa Inc. common stock, $1.00 par value	27,000,000 shares	$10.90	$294,300,000	$20,983.59

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	The number of shares of common stock of Alcoa Inc. (“Alcoa”), par value $1.00 per share (“Common Stock”), to be registered is to be allocated to the Plans described herein as follows: 8,800,000 shares to the Alcoa Savings Plan for Bargaining Employees, 14,000,000 shares to the Alcoa Savings Plan for Non-Bargaining Employees and 4,200,000 shares to the Alcoa Savings Plan for Subsidiary and Affiliate Employees.
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Common Stock reported on the New York Stock Exchange on July 23, 2010.

The contents of the earlier Registration Statements on Form S-8 filed by Alcoa with the Securities and Exchange Commission on March 15, 2000 (File No. 333-32516), as amended to date, on June 24, 2003 (File No. 333-106411), as amended to date, on September 20, 2005 (File No. 333-128445), on September 26, 2007 (File No. 333-146330), on September 8, 2008 (File No. 333-153369), and on November 25, 2008 (File No. 333-155668), relating to the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees, and the Alcoa Savings Plan for Subsidiary and Affiliate Employees (the “Plans”), are incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

This Registration Statement is being filed to register an additional 27,000,000 shares of Common Stock for offer and sale under the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees and the Alcoa Savings Plan for Subsidiary and Affiliate Employees, of which 8,800,000 shares, 14,000,000 shares and 4,200,000 shares, respectively, are being allocated to such plans.

With this filing, the following respective number of shares of Common Stock, as adjusted for the 2-for-1 stock split effective June 9, 2000, are allocated to the Plans from the aggregate amount originally registered under Registration Statement No. 333-32516, as amended to date, Registration Statement No. 333-106411, as amended to date, Registration Statement No. 333-128445, Registration Statement No. 333-146330, Registration Statement No. 333-153369, Registration Statement No. 333-155668 and this Registration Statement:

Plan Name	Shares
Alcoa Savings Plan for Bargaining Employees	38,160,000
Alcoa Savings Plan for Non-Bargaining Employees	60,804,327
Alcoa Savings Plan for Subsidiary and Affiliate Employees	15,500,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission (SEC) allows Alcoa to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Alcoa files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. Alcoa incorporates by reference in this Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all of the securities that may be offered by this Registration Statement are sold, except that Alcoa is not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Alcoa’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010;

•	Alcoa’s Current Reports on Form 8-K filed January 25, 2010, January 27, 2010, February 23, 2010, April 5, 2010 (two reports), April 27, 2010, July 23, 2010 and July 27, 2010; and

•	The description of Alcoa’s Common Stock contained in Alcoa’s Registration Statement on Form S-3ASR (File No. 333-149623), filed March 10, 2008.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above which have been or will be incorporated by reference into this Registration Statement (including exhibits specifically incorporated by reference in these documents). Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Alcoa has purchased a directors and officers liability insurance policy with an aggregate limit of $450 million for liability of directors and officers. The insurance also includes within that limit $250 million of coverage, subject to a deductible, for reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2010 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Current Report on Form 8-K filed April 27, 2010).

4(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3(b) to Alcoa’s Current Report on Form 8-K filed April 27, 2010).

15	Letter regarding unaudited interim financial information.

23	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2009).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 30th day of July, 2010.

ALCOA INC.
(Registrant)

By	/S/ TONY R. THENE
Tony R. Thene
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ KLAUS KLEINFELD	Chairman and Chief Executive Officer; Director	July 30, 2010
Klaus Kleinfeld	(Principal Executive Officer)

/S/ CHARLES D. MCLANE, JR.	Executive Vice President and Chief Financial Officer	July 30, 2010
Charles D. McLane, Jr.	(Principal Financial Officer)

Signature	Title	Date

/S/ TONY R. THENE	Vice President and Controller	July 30, 2010
Tony R. Thene	(Principal Accounting Officer)

Kathryn S. Fuller, Carlos Ghosn, Joseph T. Gorman, Judith M. Gueron, Michael G. Morris, E. Stanley O’Neal, James W. Owens, Patricia F. Russo, Ratan N. Tata and Ernesto Zedillo, each as a Director (constituting a majority of the Board of Directors), on July 30, 2010, by Donna C. Dabney, their attorney-in-fact.

/S/ DONNA C. DABNEY
Donna C. Dabney
Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Plans’ Benefits Management Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 30th day of July, 2010.

Alcoa Inc. Benefits Management Committee

By:	/S/ JOHN D. BERGEN
John D. Bergen, Member

By:	/S/ NICHOLAS J. DEROMA
Nicholas J. DeRoma, Member

By:	/S/ CHARLES D. MCLANE, JR.
Charles D. McLane, Jr., Member

INDEX TO EXHIBITS

Exhibit Number	Description

4(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Current Report on Form 8-K filed April 27, 2010).

4(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3(b) to Alcoa’s Current Report on Form 8-K filed April 27, 2010).

15	Letter regarding unaudited interim financial information.

23	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2009).

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